18mo EFA BREN

OVERVIEW

May be appropriate for investors anticipating moderate appreciation in the
Index Fund during the term of the note and those seeking to enhance returns through leverage within the specified range of performance in exchange for a maximum return. Downside out performance relative to the Index Fund is achieved by virtue of the Buffer.

The payment at maturity references the Index directly and is not subject to any tracking error at maturity.

Summary of Terms
Issuer:                 JPMorgan Chase and Co.
Par:                    $1,000
Index:                  iShares MSCI EAFE
                        Index Fund
Upside Leverage Factor: 1.5
Maximum Total Return:   15-19%*
Buffer Amount:          10.00%
Pricing Date:           March 25, 2013
Observation Date:       September 25, 2014
Maturity Date:          September 30, 2014
CUSIP:                  48126DYX1

Return Profile

If the ending Index Fund level is greater than its initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Fund return multiplied by the Upside Leverage
Factor, subject to the Maximum Total Return on the notes.
You will not be exposed to any decline in the Index Fund at maturity up to the
Buffer Amount. If the Index Fund declines from its initial level by greater than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Index has declined beyond the buffer.
* To be determined on the Pricing Date, but not less than 15%
** Reflects a Maximum Total Return of 15% for illustrative purposes and assumes a $1,000 investment

Hypothetical Returns**

Index Fund Return Note Return Payment at
                               Maturity
----------------- ----------- ----------
      70.00%        15.00%     $1150.00
----------------- ----------- ----------
      50.00%        15.00%     $1150.00
----------------- ----------- ----------
      40.00%        15.00%     $1150.00
----------------- ----------- ----------
      15.00%        15.00%     $1150.00
----------------- ----------- ----------
      12.00%        15.00%     $1150.00
----------------- ----------- ----------
      10.00%        15.00%     $1150.00
----------------- ----------- ----------
       5.00%         7.50%     $1075.00
----------------- ----------- ----------
       0.00%         0.00%     $1000.00
----------------- ----------- ----------
      -10.00%        0.00%     $1000.00
----------------- ----------- ----------
      -15.00%       -5.00%      $950.00
----------------- ----------- ----------
      -30.00%       -20.00%     $800.00
----------------- ----------- ----------
      -40.00%       -30.00%     $700.00
----------------- ----------- ----------
     -100.00%       -90.00%     $100.00
----------------- ----------- ----------

 **The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

Selected Benefits
•	Diversified exposure to International equity markets through the iShares MSCI EAFE Index Fund.
•	Provides enhanced or leveraged equity returns, subject to the Maximum Total Return at maturity.
•	Payment at maturity is protected against a decline in the Index Fund up to the Buffer Amount.
•	Minimum denomination of $1,000 and integral multiples in excess thereof.
•	Potential for Long Term Capital Gains tax treatment if held longer than one year

Selected Risks
•	Your investment in the notes may result in a loss.
•	Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of our creditworthiness.
•	Your maximum gain on the notes is limited to the Maximum Total Return.
•	If the Index Fund declines from its initial level by more than 10%, you could lose up to $900.00 for each $1,000 note.
•	No Interest payments, dividend payments or voting rights.
•	The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
•
Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.  The original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.

•
Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so.  The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

•	Many economic and market factors, such as Index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.
•
Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

•
The risks identified above are not exhaustive.  Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC. is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:  http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@JPMorgan.com

Term sheet	Term sheet to
To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011,	Product Supplement No. 4-l Registration Statement No. 333-177923
product supplement no. 4-I dated November 14, 2011 and	Dated February 28, 2013; Rule 433
underlying supplement no. 1-I dated November 14, 2011
Structured Investments	$ Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund due September 30, 2014
General
•
The notes are designed for investors who seek a return of 1.5 times the appreciation of the iShares® MSCI EAFE Index Fund up to a maximum return that will not be less than 15% or greater than 19% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Final Share Price is less than the Initial Share Price by more than 10%, be willing to lose up to 90% of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 30, 2014*
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about March 25, 2013 and are expected to settle on or about March 28, 2013.
Key Terms
Fund:	The iShares® MSCI EAFE Index Fund (“EFA”) (the “Fund”)
Upside Leverage Factor:	1.5
Payment at Maturity:
If the Final Share Price is greater than the Initial Share Price, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Fund Return multiplied by 1.5, subject to the Maximum Return. Accordingly, if the Final Share Price is greater than the Initial Share Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 +[$1,000 x (Fund Return x 1.5)], subject to the Maximum Return

If the Final Share Price is equal to or less than the Initial Share Price by up to 10%, you will receive the principal amount of your notes at maturity.
If the Final Share Price is less than the Initial Share Price by more than 10%, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Fund Return+10%)]
If the Final Share Price is less than the Initial Share Price by more than 10%, you could lose up to $900 per $1,000 principal amount note.
Maximum Return:
Between 15% and 19%. For example, assuming the Maximum Return is 15%, if the Fund Return is equal to or greater than 10.00%, you will receive the Maximum Return of 15%, which entitles you to a maximum payment at maturity of $1,150 per $1,000 principal amount note that you hold.  The actual Maximum Return will be determined on the pricing date and will not be less than 15% or greater than 19%.  Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,150 or greater than $1,190.

Buffer Amount:	10%
Fund Return:	Final Share Price – Initial Share Price
Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the pricing date divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor
1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Additional Fund Provisions - A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information about these adjustments

Observation Date*:	September 25, 2014
Maturity Date*:	September 30, 2014
CUSIP:	48126DYX1

*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I.

Investing in the Capped Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note
Total

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
If the notes priced today and assuming a Maximum Return of 15%, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $18.40 per $1,000 principal amount note and may use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $2.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $18.40 and will depend on market conditions on the pricing date. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $40.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
February 28, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no.4-I and “Risk Factors” in the accompanying underlying supplement no.1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Fund Return by 1.5, up to the Maximum Return. The actual Maximum Return will be set on the pricing date and will not be less than 15% or greater than 19%. Accordingly, the actual maximum payment at maturity will not be less than $1,150 or greater than $1,190 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Final Share Price is not less than the Initial Share Price by more than 10%.  If the Final Share Price is less than the Initial Share Price by more than 10%, for every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, you will lose an amount equal to 1% of the principal amount of your notes.

•
DIVERSIFICATION OF THE iSHARES® MSCI EAFE INDEX FUND — The iShares® MSCI EAFE Index Fund is an exchange-traded fund of iShares Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected countries in Europe, Australasia and the Far East. For additional information about the Fund, see “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

•
TAX TREATMENT —You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the

JPMorgan Structured Investments -	TS - 1
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund

notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund or in any of the component securities of the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. Your investment will be exposed to loss if the Final Share Price is less than the Initial Share Price by more than 10%. For every 1% that the Final Share Price is less than the Initial Share Price by more than 10%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you could lose up to 90% of your initial investment at maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Fund, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 15% or greater than 19%.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity

JPMorgan Structured Investments -	TS - 2
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund

Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO  AFFECT ADVERSELY THE VALUE OF THE NOTES  PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Fund will be adversely affected and the payment at maturity of the notes may be reduced

•
NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•
THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  In addition, the Fund is subject to management risk, which is the risk that the strategy of BlackRock Fund Advisors (“BFA”), the Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results.  For example, BFA may select up to 10% of the Fund’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help the Fund track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of the  Fund, and consequently, the value of the notes.

•
DIFFERENCES BETWEEN THE FUND AND THE MSCI EAFE® INDEX — The Fund does not fully replicate the MSCI EAFE® Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Fund would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to

JPMorgan Structured Investments -	TS - 3
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund

the Stock Adjustment Factor for certain corporate events affecting the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing prices per share of the Fund on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities held by the Fund;
•	interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Fund;
•	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor;
•	a variety of economic, financial, political, regulatory and judicial events that affect the equity securities held by the Fund or the stock markets generally;
•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation between those rates and the prices of shares of the Fund; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments -	TS - 4
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table, graph and examples illustrate the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total return or hypothetical payment at maturity set forth below assumes an Initial Share Price of $58.00 and a Maximum Return of 15%. The actual Maximum Return will be determined on the pricing date and will not be less than 15% or greater than 19%. The hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table, graph and in the examples have been rounded for ease of analysis.

Final Share Price	Fund Return	Total Return	Payment at Maturity
$104.40	80.00%	15.00%	$1,150.00
$95.70	65.00%	15.00%	$1,150.00
$87.00	50.00%	15.00%	$1,150.00
$81.20	40.00%	15.00%	$1,150.00
$75.40	30.00%	15.00%	$1,150.00
$69.60	20.00%	15.00%	$1,150.00
$66.70	15.00%	15.00%	$1,150.00
$63.80	10.00%	15.00%	$1,150.00
$60.90	5.00%	7.50%	$1,075.00
$58.58	1.00%	1.50%	$1,015.00
$58.00	0.00%	0.00%	$1,000.00
$55.10	-5.00%	0.00%	$1,000.00
$52.20	-10.00%	0.00%	$1,000.00
$49.30	-15.00%	-5.00%	$950.00
$40.60	-30.00%	-20.00%	$800.00
$34.80	-40.00%	-30.00%	$700.00
$29.00	-50.00%	-40.00%	$600.00
$23.20	-60.00%	-50.00%	$500.00
$17.40	-70.00%	-60.00%	$400.00
$11.60	-80.00%	-70.00%	$300.00
$5.80	-90.00%	-80.00%	$200.00
$0.00	-100.00%	-90.00%	$100.00

The following graph demonstrates the hypothetical total returns and hypothetical payments at maturity on the notes at maturity for a sub-set of Fund Return detailed in the table above (-30% to 30%). Your investment may result in a loss of up to 90% of your principal at maturity.

JPMorgan Structured Investments -	TS - 5
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $58.00 to a Final Share Price of $60.90. Because the Final Share Price of $60.90 is greater than the Initial Share Price of $58.00 and the Fund Return of 5% multiplied by 1.5 does not exceed the hypothetical Maximum Return of 15%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 1.5)] = $1,075
Example 2: The closing price of one share of the Fund decreases from the Initial Share Price of $58.00 to a Final Share Price of $52.20.  Although the Fund Return is negative, because the Final Share Price of $52.20 is less than the Initial Share Price of $58.00 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The closing price of one share of the Fund increases from the Initial Share Price of $58.00 to a Final Share Price of $75.40.  Because the Final Share Price of $75.40 is greater than the Initial Share Price of $58.00 and the Fund Return of 30% multiplied by 1.5 exceeds the hypothetical Maximum Return of 15%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The closing price of one share of the Fund decreases from the Initial Share Price of $58.00 to a Final Share Price of $40.60.  Because the Fund Return is negative and the Final Share Price of $40.60 is less than the Initial Share Price of $58.00 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%)] = $800
Example 5: The closing price of one share of the Fund decreases from the Initial Share Price of $58.00 to a Final Share Price of $0.00.  Because the Fund Return is negative and the Final Share Price of $0.00 is less than the Initial Share Price of $58.00 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-100% + 10%)] = $100
The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical Fund closing prices per share of the Fund from January 4, 2008 through February 22, 2013. The closing price of one share of the Fund on February 26, 2013 was $57.55. We obtained the Fund closing prices below from Bloomberg Financial Markets, without independent verification.

The historical closing prices per share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price per share of the Fund on the pricing date or Observation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment in excess of $100 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

JPMorgan Structured Investments -	TS - 6
Capped Buffered Return Enhanced Notes Linked to the iShares® MSCI EAFE Index Fund